UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     PUBLICKER INDUSTRIES INC.

         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                    transaction applies:

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          (2)       Aggregate number of securities to which
                    transaction applies:

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                    transaction computed pursuant to Exchange Act
                    Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]       Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the
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          by registration statement number, or the Form or Schedule and the
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
                       PUBLICKER INDUSTRIES INC.
                Notice of 1998 Annual Meeting of Shareholders




                                             June 10, 1998


To the Shareholders of Publicker Industries Inc.

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Publicker Industries Inc. (the "Company") will be held at the offices of Greenwald Industries, Inc., 212 Middlesex Avenue, Chester, CT, on July 14, 1998 at 10:00 a.m. for the following purposes:


  1. To elect six directors to hold office until the annual meeting of shareholders to be held in 1999 and until their respective successors shall be duly elected and qualified;

  2. To ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1998; and

  3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 3, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments.


                                              By Order of the Board of Directors




                                              ANTONIO L. DELISE, Secretary










IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CAN NOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND AND VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH BROKER, BANK OR OTHER NOMINEE, A PROXY ISSUED IN YOUR NAME.

                          PUBLICKER INDUSTRIES INC.
                                One Post Road
                             Fairfield, CT 06430

                               (203) 254-3900



                           PROXY STATEMENT

                    ANNUAL MEETING OF SHAREHOLDERS
                             July 14, 1998

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Publicker Industries Inc., a Pennsylvania corporation (the "Company"), to be voted at the 1998 Annual Meeting of Shareholders of the Company referred to in the foregoing Notice (the "Annual Meeting"). All proxies received pursuant to this solicitation will be voted, and, where a choice is specified as to the proposals described in the foregoing Notice, they will be voted in accordance with that specification. If no choice is specified with respect to any proposal, the proxy will be voted in favor of such proposal. Shareholders who execute proxies may revoke them at any time before they are voted by written notice delivered to the Secretary of the Company. The Company anticipates that mailing of the proxy material to shareholders will commence on or about June 10, 1998.

                      RECORD DATE AND VOTING SECURITIES

  Only holders of Common Stock of record at the close of business on June 3, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. On that date the Company had outstanding and entitled to vote 13,141,607 shares of Common Stock, par value $.10 per share (the "Common Stock"). Each outstanding share entitles the record holder to one vote on each matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth, as of May 31, 1998, except as otherwise noted, the beneficial ownership of the Company's Common Stock by each person who owns of record or is known by the Company to own beneficially more than 5% of the Common Stock of the Company. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.


Name and Address of           Amount and Nature of
Beneficial Owner             Beneficial Ownership(1)         Percent of Class


Harry I. Freund                    2,145,464 (2)                   14.8%
c/o Balfour Investors, Inc.
620 Fifth Avenue
Rockefeller Center
New York, NY  10020


Jay S. Goldsmith                   2,196,544 (3)                    15.1%
c/o Balfour Investors, Inc.
620 Fifth Avenue
Rockefeller Center
New York, NY  10020


Foreign & Colonial Management      1,112,750 (4)                     8.5%
Limited and Hypo Foreign &
Colonial Management (Holdings)
Limited
Exchange House
Primrose Street
London EC2 ANY, England




(1) Calculated in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(2) Includes shares of Common Stock which may be acquired by Mr. Freund within 60 days as follows: 666,912 shares through the exercise of stock options and 660,480 shares through the exercise of stock purchase warrants. Also includes 22,100 shares of Common Stock held by Mr. Freund's children over which Freund has shared voting and investment power but as to which he disclaims any beneficial interest. Also includes 300,875 shares that may be deemed to be owned beneficially by Mr. Freund which are held by Balfour Investors Inc. ("Balfour") for its clients in discretionary accounts, as to which Mr. Freund disclaims beneficial ownership. Messrs. Freund and Goldsmith are Chairman and President, respectively, and the only shareholders of Balfour. The discretionary clients of Balfour have the sole power to vote and direct the vote of the shares held in their account. Balfour and its discretionary clients have shared power to dispose of or direct the disposition of the shares held in such clients' accounts. At present, Balfour has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company's Common Stock for all of its discretionary clients.

(3) Includes shares of Common Stock which may be acquired by Mr. Goldsmith within 60 days as follows: 666,912 shares through the exercise of stock options and 714,240 shares through the exercise of stock purchase warrants. Also includes 1,500 shares of Common Stock held by Mr. Goldsmith's spouse over which Mr. Goldsmith has shared voting and investment power but as to which he disclaims any beneficial interest, and includes 300,875 shares that may be deemed to be owned beneficially by Mr. Goldsmith which are held by Balfour for its clients in discretionary accounts as to which Mr. Goldsmith disclaims beneficial ownership (see Note 2 above).

(4) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission on February 3, 1995. Foreign & Colonial Management Limited and Hypo Foreign & Colonial Management (Holdings) Limited have shared power to vote and direct the vote and shared power to dispose or to direct the disposition of such shares.

                                   PROPOSAL 1.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, six directors are to be elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. In order to be elected, each nominee must receive a plurality of the votes cast at the Annual Meeting.

  Unless otherwise directed, proxies given to the persons named in the enclosed proxy pursuant to this solicitation will be voted for the election as directors of Messrs. Freund, Goldsmith, Cohn, Herman, Schafran and Weis. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the proxy holders reserve the right to substitute another person of their choice in his place.

  The Company currently has six directors, all of whom were elected at the Annual Meeting of Shareholders held on July 2, 1997. All directors serve until the next election of directors or until their successors have been elected and have qualified. All of the persons named in the enclosed proxy are currently directors of the Company. See "Employment and Change in Control Agreements."

  Set forth below as to each director nominated for reelection as a director of the Company is information regarding age (as of May 31, 1998), position with the Company, principal occupation, business experience, period of service as a director of the Company and directorships currently held.

  HARRY I. FREUND: Age 58; Director of the Company since April 12, 1985. Chairman of the Board since December 1985. Since 1975, Mr. Freund has been Chairman of Balfour Investors Inc. (formerly known as Balfour Securities Corporation), a merchant banking firm that had previously been engaged in a general brokerage business. Mr. Freund is also Chairman of the Board of Directors of Equitable Bag Co., Inc.

  JAY S. GOLDSMITH: Age 54; Director of the Company since April 12, 1985. Vice Chairman of the Board since December 1985. Since 1975, Mr. Goldsmith has been President of Balfour Investors Inc. Mr. Goldsmith is also Vice Chairman of the Board of Directors of Equitable Bag Co., Inc.

  CLIFFORD B. COHN: Age 46; Director of the Company since July 31, 1980. Vice President of Government Affairs of the Company from April 1, 1982 to November 20, 1984. Since 1977, Mr. Cohn has been engaged in the private practice of law in Philadelphia, Pennsylvania. Mr. Cohn is a director of Leslie Fay Company Ltd. and Kasper A.S.L. Ltd.

  DAVID L. HERMAN: Age 84; Director of the Company since April 12, 1985. Mr. Herman was President and Chief Executive Officer of the Company from March 31, 1986 until March 8, 1995. Prior to 1986, Mr. Herman was an independent consultant advising clients on the reorganization of businesses and potential acquisitions. Prior thereto, Mr. Herman was the sole owner of Darman Tool and Manufacturing Company, a private company engaged in the manufacture of appliances and photocopying machines. Mr. Herman is a director of Equitable Bag Co., Inc.

  L. G. SCHAFRAN: Age 59; Director of the Company since December 3, 1986. Mr. Schafran is the Managing General Partner of L. G. Schafran & Associates, a real estate investment and development firm established in 1984. For more than five years prior thereto, Mr. Schafran was a senior officer in The Palmieri Company, specializing in the acquisition, management and disposition of distressed properties. He was Chairman of the Executive Committee of Dart Group Corporation from 1994 to October 1997 and a director of Dart from 1993 to October 1997. Mr. Schafran is a director of COMSAT Corporation, Discovery Zone, Inc. and Kasper A.S.L., LTD., a trustee of National Income Realty Trust and Chairman of the Board of Delta-Omega Technologies, Inc.

  JAMES J. WEIS: Age 49; President, Chief Executive Officer and Director of the Company since March 8, 1995. Mr. Weis joined the Company in September 1984 as Assistant to the President and was elected Vice President in November 1984, Chief Financial Officer and Secretary in April 1986, Executive Vice President - Finance in August 1989 and President, Chief Executive Officer and Director in March 1995.


  The Board of Directors recommends a vote FOR each of Messrs. Freund, Goldsmith, Cohn, Herman, Schafran and Weis for election as directors of the Company.




                INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Directors who are not officers of the Company, other than Messrs. Freund and Goldsmith, are paid $2,500 per month for services as directors and, in addition, $750 per day for each meeting of the Board or of shareholders that they attended without regard to the number of meetings attended each day.

  Pursuant to informal arrangements with the Company, Messrs. Freund and Goldsmith each receive annual compensation at the rate of $325,000 per year as Chairman and Vice Chairman of the Board, respectively, and for providing certain services described below. The arrangements have indefinite terms and are terminable at any time by either party. The compensation received by them is approved from time to time by the Directors Compensation Committee of the Board of Directors, consisting of David L. Herman, Clifford B. Cohn and L.G. Schafran.

  Messrs. Freund and Goldsmith provide advice and counsel to the Company on a variety of strategic and financial matters, including business acquisitions and
divestitures, raising capital and shareholder relations.   Messrs. Freund and
Goldsmith do not render any services in connection with the day-to-day operations of the Company. Services are provided on a less than full time basis, with the amount of time varying depending on the activities in which the Company is engaged from time to time. The arrangements with the Company do not provide for a minimum amount of time to be spent on Company matters.

  Messrs. Freund, Goldsmith, Herman and Weis are each party to an agreement with the Company providing for payments to them under certain circumstances following a change in control of the Company. See "Employment and Change in Control Agreements."

  On March 8, 1995, following Mr. Herman's retirement as President of the Company, the Company and Mr. Herman entered into an informal Consulting Agreement pursuant to which Mr. Herman will render consulting services to the Board of Directors of the Company. The Consulting Agreement has an indefinite term and provides for a monthly consulting fee at a rate of $20,000 per year. The services to be rendered to the Company by Mr. Herman include consultation on acquisitions and divestitures, litigation and other matters. The Consulting Agreement is terminable at any time by the Company or Mr. Herman.

  The Company and Balfour Investors Inc. ("Balfour"), are parties to a License Agreement, dated as of October 26, 1994, with respect to a portion of the office space leased by the Company in New York City. Messrs. Freund and Goldsmith are Chairman and President, respectively, and the only shareholders of Balfour. The term of the License Agreement commenced on January 1, 1995 and will expire on June 30, 2004, unless sooner terminated pursuant to law or the terms of the License Agreement. The License Agreement provides for Balfour to pay the Company an amount equal to 40% of the rent paid by the Company under its lease, including base rent, electricity, water, real estate tax escalations and operation and maintenance escalations. In addition, Balfour has agreed to reimburse the Company for 40% of the cost of insurance which the Company is obligated to maintain under the terms of its lease with respect to the premises. The base rent payable by Balfour under the License Agreement is $7,724 per month through September 30, 1999 and $8,312 per month thereafter.

  Directors of the Company are elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Executive officers are elected to hold office until the first meeting of directors following the next annual meeting of shareholders or until their successors are sooner elected by the Board and qualified.

  During 1997, there were 17 meetings of the Board of Directors of the Company. The Board of Directors has various committees, including an Audit Committee, a Compensation Committee, a Directors Compensation Committee and a Nominating Committee. During 1997, each of the Directors attended at least 75% of the total number of meetings held by the Board of Directors and the committees of which each such Director was a member.

  The Audit Committee of the Board of Directors reviews with the Company's independent public accountants the plan and scope of the audit for each year, as well as the results of each audit when completed and the accountants' fee for services performed. The Audit Committee also reviews with management and with the independent accountants the Company's internal control procedures. The Audit Committee is composed of members of the Board of Directors who are not otherwise officers or employees of the Company. The present members of the Audit Committee are L. G. Schafran (Chairman), Harry I. Freund and Jay S. Goldsmith. The Audit Committee met once during 1997.

  The Compensation Committee of the Board of Directors, which consists entirely of outside directors, reviews the compensation of key employees of the Company. The present members of the Compensation Committee are Jay S. Goldsmith (Chairman), Clifford B. Cohn and L. G. Schafran. The Compensation Committee met once during 1997.

  The Directors Compensation Committee of the Board of Directors reviews the compensation of directors of the Company. The present members of the Directors Compensation Committee are David L. Herman (Chairman), Clifford B. Cohn and L.
G. Schafran.  The Directors Compensation Committee did not meet during 1997.

  The Nominating Committee of the Board of Directors advises and makes recommendations to the Board of Directors on the selection of candidates as nominees for election as directors. The members of the Nominating Committee are David L. Herman (Chairman), Jay S. Goldsmith and Clifford B. Cohn. The Nominating Committee met once during 1997. The Nominating Committee will consider nominees recommended by shareholders pursuant to procedures described in "SHAREHOLDER NOMINATIONS."


                            SHAREHOLDER NOMINATIONS

  Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors, provided that written notice (the "Notice") of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of the Company in the manner and within the time specified herein. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to shareholders, the Notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. In lieu of delivery to the Secretary of the Company, the Notice may be mailed to the Secretary of the Company by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of the Company.

  The Notice shall be in writing and shall contain or be accompanied by:

   (a)  the name and residence of the shareholder submitting the nomination;

   (b) a representation that such shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the persons specified in the Notice;

   (c) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the management or Board of Directors of the Company;

   (d) a description of all arrangements or understandings among such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which such nomination or nominations are to be made by the shareholder; and

   (e) the consent of each nominee to serve as director of the Company if so elected.

  Unless a judge or judges of election shall have been appointed pursuant to the By-Laws, the Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the Chairman of the meeting shall be conclusive and binding upon all shareholders of the Company for any purpose.

                      SECURITY OWNERSHIP OF MANAGEMENT

  The following information is furnished as of May 31, 1998 with respect to each class of equity securities of the Company beneficially owned by all directors, nominees and officers and by all directors, nominees and officers as a group.

  The information concerning the directors, nominees and officers and their security holdings has been furnished by them to the Company.


                                          Beneficial Ownership of
                                          Shares of Common Stock    Percent of
  Name              Position              as of May 31, 1998 (1)    Class (1)


Harry I. Freund     Director and Chairman      2,145,464 (2)           14.8%
                    of the Board


Jay S. Goldsmith    Director and Vice          2,196,544 (3)            15.1%
                    Chairman of the Board



James J. Weis       President, Chief             384,500  (4)            2.9%
                    Executive Officer
                    and Director



Clifford B. Cohn    Director                    273,008  (5)             2.0%



David L. Herman     Director                    303,258  (6)             2.3%



L.G. Schafran       Director                    334,509  (7)             2.5%


Antonio L. DeLise   Vice President,              75,000  (8)     Less than 1%
                    Chief Financial Officer
                    and Secretary


All directors, nominees and
officers as a group (7 persons)                5,712,283 (9)            33.6%




(1) Calculated in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
(2)  See Note 2 on page 2.
(3)  See Note 3 on page 2.
(4) Includes 320,000 shares which may be acquired by Mr. Weis within 60 days through the exercise of stock options.
(5) Includes 242,059 shares which may be acquired by Mr. Cohn within 60 days through the exercise of stock options.
(6) Includes shares of Common Stock which may be acquired by Mr. Herman within 60 days as follows: 202,058 shares through the exercise of stock options and 38,400 shares through the exercise of stock purchase warrants.
(7) Includes 242,059 shares which may be acquired by Mr. Schafran within 60 days through the exercise of stock options. Also includes 54,050 shares of Common Stock and 38,400 shares that may be acquired through the exercise of stock purchase warrants held by Mr. Schafran's spouse as to which Mr. Schafran disclaims any beneficial interest.
(8) Consists of shares which may be acquired by Mr. DeLise within 60 days through the exercise of stock options.
(9) Includes shares of Common Stock which may be acquired by such persons within 60 days as follows: 2,415,000 shares through the exercise of stock options and 1,451,520 shares through the exercise of stock purchase warrants.

                 COMPENSATION OF EXECUTIVE OFFICERS

  The following tables set forth information concerning the cash compensation, stock options and retirement benefits provided to the Company's executive officers. The notes to these tables provide more specific information concerning compensation. The Company's compensation policies are discussed in the Compensation Committee Report on Executive Compensation.



                          Summary Compensation Table


                                                  Long-term
Name and                                         Compensation
Principal                   Annual Compensation     Options/       All Other
Position            Year    Salary     Bonus(1)   SAR's (#)(2)   Compensation

James J. Weis        1997   $325,000    $162,500           -        $9,473 (3)
  President, Chief   1996    325,000     200,000     100,000         9,698 (3)
  Executive Officer  1995    315,737     130,000     100,000         9,641 (3)
  and Director

Antonio L. DeLise (5)
  Vice President,
  Chief Financial    1997     163,700     67,000           -         7,349 (4)
  Officer and        1996     149,561     85,000      50,000         8,148 (4)
  Secretary          1995      98,438     40,000      25,000         2,100 (4)



(1) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.
(2)  Options to acquire shares of Common Stock.
(3) Consists of $4,750, $4,750 and $4,620 in contributions to the Company's 401(k) plan for 1997, 1996 and 1995, respectively, and $4,723, $4,948, and $5,021 for term life and disability insurance premiums paid on behalf of Mr. Weis for 1997, 1996 and 1995, respectively.
(4) Consists of $4,750 in contributions to the Company's 401(k) plan for 1997 and 1996 and $2,599, $3,398 and $2,100 for term life and disability insurance payments paid on behalf of Mr.DeLise for 1997, 1996 and 1995, respectively.
(5)  Mr. DeLise joined the Company in April 1995.





                   Aggregated Stock Options Exercised in 1997
                      and December 31, 1997 Option Values

                Exercised in 1997        Unexercised at December 31, 1997

                                        Exercised in 1997
Name of Executive            Shares Acquired          Value Realized

James J. Weis                          -                     -

Antonio L. DeLise                      -                     -


                               Unexercised at December 31, 1997
                       Number of Options      Value of In-the-Money options(1)
Name of Executive  Exercisable  Unexercisable    Exercisable    Unexercisable

James J. Weis        320,000           -           $        -      $       -

Antonio L. DeLise     75,000           -           $        -      $       -

(1) These values are based on the December 31, 1997 closing price for the Company's stock on the OTC Bulletin Board of $1.375 per share.





                           Retirement Income Plan

  Effective December 31, 1993, benefits under the Publicker Retirement Plan (the "Plan") were frozen. Accordingly, Plan participants will accumulate no additional credited service, and earnings subsequent to December 31, 1993 will no longer have an impact on accumulated benefits. The annual benefits payable upon retirement for Mr. Weis is $23,831. The foregoing amount is based on a straight life annuity. Retirement benefits are payable at age 65 to married employees in the form of a 50% joint and survivor annuity with their spouses, at a reduced amount, unless they elect to receive a straight life annuity. Single employees receive a straight life annuity. The foregoing benefit amount is not subject to any deduction for Federal Insurance Contributions
Act or other offset amounts.


                              Stock Option Plans

  Under the 1991 Stock Option Plan for directors, officers and key employees adopted by shareholders of the Company in 1992, the Company has been authorized to grant nonqualified stock options to purchase up to 750,000 shares of Common Stock. Under the 1993 Long-Term Incentive Plan and the Non-employee Director Stock Option Plan adopted by shareholders of the Company in 1994, the Company may grant stock options, restricted stock options, stock appreciation rights, performance awards and other stock-based awards equivalent to up to 3,550,000 shares of Common Stock. To date, the Company has granted only stock options pursuant to such plans.

  The plans are administered by the Board of Directors of the Company.
Subject to the express provisions of the plans, the Board of Directors has full and final authority to determine the terms of all options granted under the plans including (a) the purchase price of the shares covered by each option,
(b) whether any payment will be required upon grant of the option, (c) the individuals to whom, and the time at which, options shall be granted, (d) the number of shares to be subject to each option, (e) when an option can be exercised and whether in whole or in installments, (f) whether the exercisability of the options is subject to risk of forfeiture or other condition and (g) whether the stock issued upon exercise of an option is subject to repurchase by the Company, and the terms of such repurchase.

   Under the 1991 Stock Option Plan, the term of options shall be for such period as the Board of Directors shall determine, but shall not in any event exceed 12 years from the date of the option's grant. Under the 1993 Long-Term Incentive Plan, the term of options granted shall be prescribed by the Board of Directors, provided, however, that no stock option may be exercised after five years from the date it is granted. Under the Non-employee Director Stock Option Plan, on July 1 of each year commencing with July 1, 1994, the Chairman of the Board and Vice Chairman of the Board shall each automatically receive an option to purchase for five years 125,000 shares of common stock and each other non-employee director shall automatically receive an option to purchase for five years 30,000 shares of common stock.

  During the year ended December 31, 1997, no stock options were granted to any executive officer of the Company.


                Employment and Change in Control Agreements

  In August 1987, the Company entered into change in control agreements with each of Messrs. Freund, Goldsmith, Herman and Weis, which agreements provide for payments to them under certain circumstances following a change in control of the Company. These agreements were not adopted in response to any specific acquisition of shares of the Company or any other event threatening to bring about a change in control of the Company. For purposes of the agreements, a change in control is defined as any of the following: (i) the Company ceasing to be a publicly owned corporation having at least 2,000 shareholders, (ii) any person or group acquiring in excess of 30% of the voting power of the Company's securities, (iii) Continuing Directors (as defined below) ceasing for any reason to constitute at least a majority of the Board of Directors,
(iv) the Company merging or consolidating with any entity, unless approved by a majority of the Continuing Directors or (v) the sale or transfer of a substantial portion of the Company's assets to another entity, unless approved
by a majority of the Continuing Directors.   For purposes of the agreements,
"Continuing Director" means Messrs. Freund, Goldsmith, Herman, Cohn, Schafran and Weis, and any other director designated as such prior to his election as a director by a majority of the then remaining Continuing Directors.

  In the event the Company discontinues the services (as defined below) of one of the above-named individuals as a director or officer, as the case may be, following a change in control, the individual will be entitled to receive in a lump sum within 10 days of the date of discontinuance, a payment equal to
2.99 times the individual's average annual compensation for the shorter of
(i) the five years preceding the change in control, or (ii) the period the individual received compensation from the Company for personal services. Assuming a change in control of the Company and the discontinuance of an individual's services were to occur at the present time, payments in the following amounts (assuming there are no excess parachute payments, as defined below) would be made pursuant to the change in control agreements:
Mr. Freund -- $913,445; Mr. Goldsmith -- $913,445; Mr. Herman
-- $478,891 and Mr. Weis -- $1,319,683. In the event any such payment, either alone or together with others made in connection with the individual's discontinuance, is considered to be an "excess parachute payment" (as defined in the Internal Revenue Code of 1986, as amended (the "Code")), the individual is entitled to receive an additional payment in an amount which, when added to the initial payment, results in a net benefit to the individual (after giving effect to excise taxes imposed by Section 4999 of the Code and income taxes on such additional payment) equal to the initial payment before such additional payment. The Company shall be deemed to have discontinued an individual's services if any of the following occurs: (i) he is terminated as an employee of the Company for any reason other than conviction of a felony or any act of fraud or embezzlement, his disability for six consecutive months or his death, (ii) failure to elect and maintain him in the office which he now occupies, (iii) failure of the Board of Directors to include him in the slate of directors recommended to stockholders, (iv) a reduction in his salary or fringe benefits, (v) a change in his place of employment or excessive travel or (vi) other substantial, material and adverse changes in conditions under which the individual's services are to be rendered. Since the change in control agreements would require large cash payments to be made by any person or group effecting a change in control of the Company, absent the assent of a majority of the Continuing Directors, these agreements may discourage hostile takeover attempts of the Company.

  The change in control agreements would have expired on December 1, 1997 but have been and will continue to be automatically extended for a period of one year on each December 1, unless terminated by either party prior to any such December 1. In the event a change in control occurs during the term of any of the agreements, including any extension thereof, the term of such agreements shall automatically be extended to three years from the date of such change in control.

  The Company has entered into an agreement with Mr. Weis which provides that, in the event his employment is terminated without cause or is considered terminated by reason of a change in Mr. Weis' duties which would require him to relocate his principal residence, he will receive a continuation of salary payments and all other employee benefits then provided him until the earlier of one year from the date of notice of termination or the date upon which he begins full-time employment with a new employer.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including the Proxy Statement in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filing.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors, consisting entirely of outside directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The present members of the Compensation Committee are Jay S. Goldsmith, Clifford B. Cohn and L. G. Schafran. The Company's compensation program for executive officers currently consists of salary and bonuses and periodic grants of qualified and nonqualified stock options. The elements of this program have different purposes. Salary and bonus payments are primarily designed to reward current and past performance, while stock option grants are designed to provide strong incentives for long-term future performance, and are generally forfeited should the executive officer leave the Company before retirement. All stock option grants are made under the Company's stock option plans which have been approved by the Company's shareholders. The granting of stock options is directly linked to the shareholders' interests since the value of the grants will increase or decrease based upon the future price of the Company's stock.

  In determining the executive compensation to be paid or granted during 1997, the Committee considered several factors. These included the assessment of the future objectives and challenges facing the Company. In view of the Company's efforts to achieve profitability, the Committee's actions have been guided less on quantitative measures of operating results than on other goal-directed endeavors such as the Company's acquisitions and dispositions, elimination and rationalization of underperforming operations and the efforts of the executive personnel to bring about improvements in the operations and profitability of the Company's subsidiaries. The Committee's decisions concerning the compensation of individual executive officers during 1997 were made in the context of historical practices and the current competitive environment together with the need to attract and retain highly qualified executives who will be best able to achieve the successes needed by the Company. The Committee also considered the fact that the Company has had only two executive officers and the effect this has on their workload and diversity of responsibilities.




               BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

  In 1997, Mr. Weis received total cash payments of $487,500 in salary and
bonus (as shown in the Summary Compensation Table above).   The Compensation
Committee considered the 1997 compensation appropriate in light of his performance with respect to implementing strategic initiatives for the Company. The Committee noted Mr. Weis' considerable efforts to revitalize the Company, his direct involvement in the significant transactions of the Company during 1997 and his knowledge and historical perspective of the Company's problems and issues.

  This report is submitted by the members of the Compensation Committee of the Board of Directors.

                                          Compensation Committee
                                          Jay S. Goldsmith
                                          Clifford B. Cohn
                                          L. G. Schafran



        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors, which consists entirely of outside directors, reviews the compensation of key employees of the Company. The present members of the Compensation Committee are Jay S.
Goldsmith (Chairman), Clifford B. Cohn and L.G. Schafran.   See "Information
Concerning the Board of Directors", "Employment and Change of Control Agreements" and Notes 2 and 3 to the table under "Voting Securities and Principal Holders Thereof".

               FIVE YEAR PERFORMANCE GRAPH: 1992 - 1997

  The annual changes for the five year period from 1992 through 1997 are based on the assumption that $100 had been invested in Publicker common stock and each index on December 31, 1992 (as required by SEC rules), and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarters. The total cumulative dollar returns shown in the graphs represent the value that such investments would have had on December 31, 1997.


                1992     1993     1994    1995    1996    1997

Publicker       100      138      238     238     144     138
Peer Group      100       93       67      64      73      92
Composite       100      115      114     148     178     231


  The peer group index is based on all companies contained in the Multi-industry Group of Media General Financial Services with a market capitalization of under $100 million as of December 31, 1997. The returns of each component issuer of the peer group have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated. This group was selected since the diversity of the Company's operations does not place it within any more specific industry group. In addition, the market capitalization criteria was applied to eliminate from comparison those multi-industry companies that are extremely large. The resulting peer group consists of the following nine companies for 1997: Alarmguard Holdings, American Pacific Corp., ARC International Corp., Autocam Corp., Prime Equities International, Quixote Corp., SL Industries Inc., Somerset Group Inc. and TCC Industries Inc. Alarmguard Holdings was added to this peer group in 1997. Intelect Communications System Ltd., Met-Pro Corporation, Pacific Dunlop Ltd. ADR, Triton Group LTD. and Tyler Corp. were removed from the peer group in 1997.


         Section 16 (a) Beneficial Ownership Reporting Compliance

  Section 16 (a) of the Security Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than ten percent of the company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16 (a) forms they file.

  Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with during the year ended December 31, 1997.


                              PROPOSAL 2.

                RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen LLP as independent accountants to audit the books and accounts of the Company for the year ending December 31, 1998, and recommends that the appointment of such auditors be ratified by the shareholders.

  Representatives of Arthur Andersen LLP, the Company's principal accountants for the most recently completed and the current fiscal years, are expected to be present at the meeting, will have the opportunity to make a statement, and will be available to respond to questions.


                          ________________________



                            SHAREHOLDER PROPOSALS

   Any proposals by shareholders of the Company intended to be included in the Company's Proxy Statement relating to the Company's 1999 Annual Meeting of Shareholders must be in writing and received by the Company at its principal executive office no later than February 10, 1999.

                                    GENERAL

   Management of the Company does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.

   The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. In order to support the Board of Directors' nominees and the other proposals herein and to help insure the presence of a quorum, the Company has retained the services of D.F.
King & Co., Inc. as proxy solicitor to assist in the solicitation of proxies for this meeting. The fees payable to D.F. King & Co., Inc. in connection with this solicitation are estimated to be $5,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to their principals and obtaining their proxies. Accompanying this proxy statement is a copy of the Company's 1997 Annual Report.



                                             By Order of the Board of Directors



                                             ANTONIO L. DELISE, Secretary

June 10, 1998











                        PUBLICKER INDUSTRIES INC.
                                 PROXY
                 PROXY SOLICITED BY BOARD OF DIRECTORS
                for the Annual Meeting of Shareholders

   The undersigned hereby appoints HARRY I. FREUND and JAY S. GOLDSMITH or either of them, with full power of substitution, proxies to vote, unless such authority is withheld, all shares registered in the name of the undersigned of Common Stock of Publicker Industries Inc. (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Greenwald Industries, Inc., 212 Middlesex Avenue, Chester, CT at 10:00 a.m. on July 14, 1998, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors and on all other matters described in the Proxy Statement or which otherwise come before the Meeting in the discretion of the Board of Directors.

   This Proxy when properly executed will be voted in the manner directed herein. If no instruction to the contrary is indicated, this Proxy will be voted FOR the election of the Directors named in proposal 1 and FOR proposal 2.


1. ELECTION OF DIRECTORS: Harry I. Freund, Jay S. Goldsmith, Clifford B. Cohn, David L. Herman, L.G. Schafran, James J. Weis

__ FOR all nominees listed above (except as marked to the contrary hereon).

__ WITHHOLD AUTHORITY to vote for all nominees listed hereon.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


2. To ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1998.

            __ FOR            __ AGAINST          __ ABSTAIN



3. In their discretion, to act upon such other business as may properly be brought before the Meeting or any adjournment thereof.

          (Continued and to be signed and dated on the reverse side.)










                                 NOTE:  Your signature should conform
                                 with your name as it appears hereon.
                                 If signing as attorney, executor,
                                 administrator, trustee or guardian,
                                 please give your full title as such.
                                 If stock is owned by a partnership or
                                 corporation, please indicate your
                                 capacity in signing the Proxy.  If
                                 stock is held in joint ownership, all
                                 co-owners must sign.




                                  _________________________________________
                                  Signature

                                  _________________________________________
                                  Signature if held jointly

                                  Dated:_______________________________, 1998


                                    PLEASE MARK, DATE, SIGN AND RETURN
                                    THE PROXY CARD PROMPTLY USING THE
                                    ENCLOSED ENVELOPE.

P
R
O
X
Y

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.